Exhibit 10.36

2018 Management Incentive Plan

I.    Objectives and Summary
CVS Health Corporation’s Management Incentive Plan (the “MIP”) is designed to reward incentive-eligible employees (“Eligible Participants”) of CVS Health Corporation and its subsidiaries (together, “the Company”) for their role in driving performance and to encourage Eligible Participants’ continued employment with the Company. Funding for the payment of incentive awards will be based on actual results measured against pre-established financial goals and/or operating goals. The amount of each incentive award paid will be based on the performance of the Company and the performance of the individual Eligible Participant.

The MIP shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) under the provisions herein and of the 2017 Incentive Compensation Plan or any successor plan (the “ICP”), and the Committee may delegate to officers of CVS Health the authority to perform administrative functions of the MIP as the Committee may determine and may appoint officers and others to assist it in administering the MIP.

II.    Plan Year
The MIP is a calendar year plan, which runs from January 1 to December 31, 2018 (“Plan Year”). All dates in this document occur during the current Plan Year unless otherwise stated.

III.    Eligibility

A. Eligibility for Participation
The Chief Executive Officer of CVS Health Corporation (“CEO”) or the CEO’s designee determines those employees who are eligible to participate in the MIP except as set forth in Section III.B, below. In general, Eligible Participants include exempt employees who are not covered by any other incentive plans and who are employed on or before November 1 of the Plan Year.

The CEO may, for any reason and in his or her sole discretion, at any time during the Plan Year, determine an employee’s eligibility for participation in the MIP except as set forth in Section III.B. Eligible Participants are subject to the terms and conditions relating to incentive awards set forth in the MIP.

B. Section 16 Officers
The Committee shall determine the eligibility of Section 16 Officers of CVS Health, whom will also be included in the term “Eligible Participants” unless otherwise noted. The Committee shall retain sole discretion to determine Section 16 Officer eligibility for an award, the target award, and the amount of the actual award.

C. Newly-Eligible Employees
The award, if any, to an Eligible Participant who became an Eligible Participant after the beginning of the Plan Year may be prorated based on the date of eligibility.

D. Position Change
An employee who becomes an Eligible Participant on or before November 1 of the Plan Year as a result of a position change may be eligible for a prorated incentive award. If a position change results in an employee becoming an Eligible Participant for part of the Plan Year and other incentives during other parts of the Plan Year, the employee may be eligible to receive a prorated award for the amount of time in each incentive eligible position, subject to the terms of each applicable incentive plan. A position change from one MIP-eligible position to another MIP-eligible position during the Plan Year also may result in a prorata award as described below under Section V.(B).

E. Demotions
If a previously Eligible Participant is demoted to a non-incentive eligible position due to his or her violation of CVS Health policy or his or her performance, or if he or she voluntarily transfers to a non-incentive eligible position during the Plan Year, and is in the non-incentive eligible position on the last day of the Plan Year, he or she will not be eligible to earn an incentive award for the Plan Year under the MIP.

F. Terminations
Unless otherwise stated in Section VII of the MIP, if an Eligible Participant’s employment terminates prior to March 1 following a Plan Year, he or she will not be eligible to receive an incentive award under the MIP for the most recently completed Plan Year.

G. Rehires
Employees who are rehired as Eligible Participants on or before November 1 of the Plan Year may be eligible for a prorated incentive award. For purposes of proration, credit will only be given for time worked during the Plan Year in incentive-eligible positions.

IV.    MIP Funding

A. Consolidated Company Funding
MIP funding is based on consolidated Company performance, measured by Operating Profit, and modified by performance measurements set forth in Exhibit A, for a given Plan Year. Achievement of the Company’s Operating Profit target and MIP modifiers will determine the total funding (the “Total Pool”) as described below.
1. Operating Profit
Operating Profit may be adjusted by the financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the Plan Year (the “Financial Adjustments”).

If Operating Profit is below the minimum performance threshhold, no formulaic funding will be made available for incentive awards, regardless of MIP modifier metrics performance, and there shall be no incentive awards paid under the MIP.

B. Total Pool Funding
After the minimum threshold for Operating Profit has been achieved, performance of MIP modifiers against target will be calculated for the Plan Year. The Total Pool for all business units will be fully based (100%) on consolidated Company performance.

The CEO (or, as to Section 16 Eligible Participants, the Committee) may, for any reason and in his or her (or Its) sole discretion, adjust the funding of the Total Pool based on (a) input from senior Company executives regarding their assessment of the overall performance of the Company; and (b) assessment of the achievement of Plan Year performance goals. In no case, however, can the CEO or the Committee increase Total Pool funding due solely to the results of the MIP modifiers.

C. Individual Performance
The Total Pool will be available for award to Eligible Participants under the MIP, taking into account the individual contribution of each Eligible Participant. The amount, if any, of the incentive award for an Eligible Participant shall be detemined in the sole discretion of the Company, which shall be final, binding and conclusive as to all parties having an interest therein. The amount, if any, of the incentive award for a Section 16 Eligible Participant shall be determined in the sole discretion of the Committee, which shall be final, binding and conclusive as to all parties having an interest therein.

V.    Earnings, Proration, and Payout

A. Timing
Incentive awards will be paid to Eligible Participants, as soon as administratively feasible following the date the Total Pool is determined and approved, but no later than March 15 of the calendar year immediately following the Plan Year. Incentive payments under the MIP may be subject to garnishments and other state or federal requirements.

B. Calculations
Calculations for full and partial awards for each Eligible Participant will be based on “Eligible Earnings” (defined below) for the Plan Year while in a MIP-eligible position. Eligible Earnings will be multiplied by the individual target opportunity of the Eligible Participant. If the Eligible Participant has been employed in multiple MIP-eligible positions during the Plan Year, then the individual opportunity will be prorated based on the number of days worked in each position.

Eligible Earnings include reoccurring items such as pay earned for hours worked, paid time off (e.g. vacation, sick, holiday, funeral, jury duty, military) but will exclude one-time payments such as annual cash incentives, commissions and similar payments, and earnings associated with equity releases and stock option exercises.

For purposes of proration under the MIP and except as otherwise provided in Section VII of the MIP, calculations will be based on the number of days that the employee was an Eligible Participant in the MIP during the Plan Year.

C. Award Opportunity
Individual target awards will be determined by position and may vary based on the Eligible Participant’s level in the organization.

D. Obligation to Pay Out Percentage of Total Pool
Eligible Participants, as a group, have a right to receive an amount at least equal to the Total Pool, but no individual Eligible Participant shall be entitled to receive an award or any specific amount of the Total Pool. In no event will the aggregate of the total awards paid from the MIP be less than 92.5% of the Total Pool. To discourage unmerited litigation, any party or class asserting a challenge or claim against the Company under any provision of the MIP, including this Section V, shall bear their own costs relating to such challenge or claim, and if the challenge or claim is unsuccessful, such party or class shall reimburse the Company for all reasonable costs incurred by the Company in responding to such challenge or claim.

VI.    MIP Dispute Resolution
Any questions by an Eligible Participant regarding an incentive award granted under the MIP shall first be submitted by the Eligible Participant to his or her Human Resources Business Partner (“HRBP”) within 7 days of distribution of such incentive award, and the HRBP shall submit any correction that the HRBP deems appropriate to the Compensation Department by the first business day of April immediately following the distribution date.

In the event of a dispute regarding an incentive award under the MIP after the Eligible Participant has submitted his or her question to the HRBP and received a response, as provided above, the Eligible Participant may submit an appeal for resolution of such dispute to CVS Health’s Advice and Counsel in writing within 30 days of the distribution of the incentive award. Failure to follow these procedures or submit a question or dispute in a timely manner may result in a waiver of the Eligible Participant’s right to dispute the MIP provision or amount of the incentive award.

VII.     Eligible Participant Status

A. Performance
The CEO or other designated executives have full discretion in determining the amount, if any, of an incentive awarded to an Eligible Participant, and the Participant’s individual performance throughout the Plan Year will be considered by the Company in the final determination of the Eligible Participant’s incentive award.

B. Leaves of Absence
An Eligible Participant on a Company-approved leave of absence at any time during the Plan Year who remains employed in an eligible position as of the last day of the Plan Year will earn a prorated incentive award based on the number of days actively worked (including time compensated as vacation, myTime or Paid Time Off (“PTO”)) during the Plan Year, provided he or she meets all other eligibility criteria for an incentive award.

C. Reduction in Force, Retirement and Death

1. Reduction in Force
If an Eligible Participant is separated from employment by the Company during the Plan Year due to a reduction in force, he or she may be eligible, at the Company’s discretion, to receive a prorated incentive award based on the calculation methodology described in Section V.(B) above, provided the Eligible Participant meets all other eligibility criteria for an incentive award.

2. Retirement
If an Eligible Participant is at least age 55 and has a minimum of 10 years of service with CVS Health or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of service with CVS Health or a predecessor company/subsidiary and the Eligible Participant retires during the Plan Year, he/she may be eligible to receive a prorated incentive award based on the calculation methodology described in Section V.(B) above, provided he/she meets all other eligibility criteria for an incentive award. Eligible Participants who do not meet the minimum retirement requirements under Section VII at the time of retirement will not be eligible for an incentive award for the Plan Year.

3. Death
In case of the death of an Eligible Participant, a prorated incentive award may be paid to the Eligible Participant’s spouse, if living; otherwise, in equal shares to surviving children of the Eligible Participant. If there are no surviving children, the benefit shall be paid to the Eligible Participant’s estate. The incentive award will be prorated based on the calculation methodology described in Section V.(B) above. The incentive award shall be paid as soon as administratively practicable, following the death of the Eligible Participant but no later than March 15 of the calendar year immediately following the Plan Year.

VIII.    Miscellaneous

A. No Promise of Continued Employment
The MIP does not create an express or implied contract of employment between CVS Heath or and an Eligible Participant. Both CVS Health and the Eligible Participant retain the right to terminate the employment relationship at will, at any time and for any reason.

B. Rights are Non-Assignable
Neither the Eligible Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the MIP. Payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C. Compliance with Applicable Law
An Eligible Participant must comply with all applicable state and federal laws and CVS Health policies to be eligible to receive an incentive award under the MIP.

CVS Health will comply with all applicable laws concerning incentive awards; the MIP and its administration are not intended to conflict with any applicable state or federal law.

D. Change in Control
In the event of a change in control of CVS Health, as defined in the ICP, the MIP shall remain in force. Any amendments, modifications, termination or dissolution of the MIP by the acquiring entity may only occur prospectively and will not affect incentive targets or awards or eligibility in place immediately before the date of the change in control or such later date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in change in control agreements with Eligible Employees shall supersede those appearing in the MIP.

E. Withholding
All required deductions will be withheld from the incentive awards prior to distribution. This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions, as defined by the applicable plans. Incentive awards that are deferred will be taxed according to applicable federal and state tax law. Each Eligible Participant shall be solely responsible for any tax consequences of his or her award hereunder.

F. MIP Amendment/Modification/Termination
CVS Health retains the right to amend, modify, or terminate the MIP at any time on or before the last day of the Plan Year for any reason, with or without notice to Eligible Participants.

G. MIP Interpretation
CVS Health retains sole, full and final authority to prescribe rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein and to make all other decisions and determinations as it may deem necessary or advisable for the administration of the Plan.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP. In the event of any conflict between the ICP and the MIP, the terms of the ICP shall govern.

H. Recoupment of Incentive Awards
Each incentive award under the MIP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Eligible Employee to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the MIP.

I. Section 409A of the Internal Revenue Code
The Company intends that the MIP not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. Payments hereunder are intended to qualify as short-term deferral payments under Section 409A. In all events, the provisions of CVS Health Corporation’s Universal 409A Definition Document are hereby incorporated by reference, and notwithstanding the any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code (requiring certain delays for “specified employees”), payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment. For purposes of any provision of the Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

J. Restrictive Covenant Agreement
Any award pursuant to the MIP is expressly subject to and contingent upon the requirement that the Eligible Participant shall have fully executed and delivered to the Company a restrictive covenant agreement deemed appropriate by the Company; the Company may waive such requirement in its sole discretion.  Any applicable agreement containing the restrictive covenants the Company requires in connection with this award is referred to herein as the “Restrictive Covenant Agreement”.

If the Company requires an Eligible Participant to execute and deliver the Restrictive Covenant Agreement in connection with any MIP award, the Company shall provide such Restrictive Covenant Agreement to the Eligible Participant. The Eligible Participant must execute and deliver such agreement by the deadline set forth by the Company. The failure of an Eligible Participant to execute and return the Restrictive Covenant Agreement by the deadline set forth by the Company, if required, shall result in the immediate and irrevocable forfeiture of any MIP award.

This Section VIII (J) of the MIP shall not constitute the Company’s exclusive remedy for Eligible Participant’s violation of the Restrictive Covenant Agreement. The Company reserves all rights to seek all available legal or equitable remedies in the event of Eligible Participant’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.